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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                    Commission File Number       0-24214
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                            Katz Media Corporation
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            (Exact name of registrant as specified in its charter)

        125 West 55th Street, New York, New York 10019, (212) 424-6000
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  10 1/2% Senior Subordinated Notes due 2007
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           (Title of each class of securities covered by this Form)


                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [ ]            Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12g-4(a)(2)(ii)    [ ]            Rule 15d-6             [ ]
       Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:

                                       0
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Chancellor Media Corporation of Los Angeles, as successor by merger to Katz Media Corporation, has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 13, 1997              By: /s/ Matthew E. Devine
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                                         Matthew E. Devine
                                         Chief Financial Officer and
                                         Chief Accounting
                                         Officer, Secretary